Exhibit 10.14

EXECUTION COPY

FIRST AMENDMENT AND CONSENT, dated as of September 21, 2007 (this “Amendment”), to (i) the Amended and Restated Credit Agreement, dated as of July 19, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Virgin Mobile USA, LLC, a Delaware limited liability company (the “Borrower”), the Lenders thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the other agents named therein and the several banks and other financial institutions or entities from time to time parties thereto, and (ii) the other Loan Documents (as defined in the Credit Agreement).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, in order to effect the IPO (as defined below), the Borrower has requested that certain provisions of the Credit Agreement and the other Loan Documents be amended or waived and that the Lenders provide their consent, in each case as set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Credit Agreement and used herein (and in the recitals hereto) as defined terms are so used as so defined.

2. Amendment to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) by adding the following language to clause (c) of the definition of “Consolidated Adjusted EBITDA” immediately following the words “(to the extent incurred within 180 days of the consummation thereof)”:

“and the related First Amendment and Consent to this Agreement, dated as of September 21, 2007 (whether or not the IPO shall be completed)”;

(b) by deleting the definition of the defined term “IPO” in its entirety and replacing it with the following definition:

““IPO”: the initial public offering of common stock of Virgin Mobile USA, Inc. as described in the Form S-1-A4 filed with the SEC by Virgin Mobile USA, Inc. on September 5, 2007 (as amended from time to time, the “S-1”), wherein at least $150,000,000 in Net Cash Proceeds will be used to repay the Loans.”;

and

(c) by deleting the definition of the defined term “UPREIT Restructuring” in its entirety and replacing it with the following definition:

““UPREIT Restructuring”: any transaction in which the Borrower becomes a limited partnership (including a limited liability limited partnership) (“OpCo”), the general partner of which shall be a U.S. entity, with (i) such general partner or any of its direct or indirect parent entities being the record and beneficial owners, cumulatively, of 100% of each class of outstanding Capital Stock of OpCo (other than (a) any non-voting Capital Stock owned by Sprint Ventures or its Affiliates, which interest shall not exceed a percentage of all outstanding non-voting Capital Stock equal to the percentage of Capital Stock of the Borrower owned by Sprint Ventures on the Effective Date and (b) any options or similar rights permitted pursuant to the LLC Agreement), (ii) all of such general partner’s Subsidiaries and other assets thereafter held through OpCo and (iii) OpCo thereafter being the sole Borrower hereunder.”

3. Amendment to Section 2.11(d) of the Credit Agreement. Section 2.11(d) of the Credit Agreement is hereby amended by deleting the language contained therein and replacing it with the following language:

“If on any date any Group Member shall receive Net Cash Proceeds from any capital contribution to, or issuance of Capital Stock of, any Group Member (other than (i) pursuant to any employee stock, stock option compensation plan or an equity investment by the Equity Investors or any of their respective Affiliates to the Borrower, (ii) pursuant to the synthetic secondary offering contemplated under the IPO, which Net Cash Proceeds may be used to consummate such synthetic secondary offering notwithstanding Section 7.6 or any other provision of the Loan Documents to the contrary, (iii) up to $25,000,000 of the Net Cash Proceeds from the IPO, if used by the Borrower for working capital and liquidity purposes, or (iv) up to $50,000,000 of the Net Cash Proceeds from the IPO, if used by the Borrower to repay Sprint Spectrum’s outstanding loans under the Subordinated Revolving Facility; in the case of clauses (ii), (iii) and (iv) above, conditioned upon at least $150,000,000 in Net Cash Proceeds being used first to repay the Loans), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such capital contribution or issuance toward the prepayment of the Loans as set forth in Section 2.11(e); provided, that the foregoing percentage shall be reduced to 50% to the extent that the Consolidated Leverage Ratio on a pro forma basis after giving effect such contribution or issuance is less than or equal to 2.0 to 1.0.”

4. Amendment to Section 6.11 of the Credit Agreement. Section 6.11 of the Credit Agreement is hereby amended by deleting the date “October 1, 2007” contained therein and replacing it with the following language:

“the date that is the earlier of 45 days after the consummation of the IPO or February 14, 2008”.

5. Amendment to Section 7.6(b) of the Credit Agreement. Section 7.6(b) of the Credit Agreement is hereby amended by deleting the language therein and replacing it with the following language:

“(b) so long as no Event of Default has occurred and is continuing, (i) upon consummation of a Holdings Transaction, the Borrower may pay cash dividends or distributions to Holdings solely to permit Holdings to pay salaries, bonuses and other compensation to employees of any Group Member which would otherwise be payable by the Borrower or any of its Subsidiaries in the ordinary course of business and in amounts materially consistent with the past practices of the Borrower and (ii) the Borrower may (a) (I) make distributions to Holdings (or any other direct or indirect parent entity of the Borrower), and Holdings may make distributions to any direct or indirect parent entity of Holdings, at the times and in the amounts required to permit Virgin Mobile USA, Inc. to make payments at the times and in the amounts required under the Tax Receivable Agreement by and among Virgin Mobile USA, Inc. and Corvina Holdings Limited and the Tax Receivable Agreement by and among Virgin Mobile USA, Inc., Virgin Mobile USA, L.P., and Sprint Ventures, Inc. (collectively, the “Tax Receivable Agreements”), provided that distributions will be made under this clause (b)(ii)(a)(I) only to the extent that distributions actually made to Holdings (or any other direct or indirect parent entity of the Borrower) under clause (b)(II) with respect to a taxable period are not sufficient to make the required payments under the Tax Receivable Agreements (at the time such payments are required to be made pursuant to such Tax Receivable Agreements), and for Holdings (or any other direct or indirect parent entity of the Borrower) to pay taxes associated with the income allocated to them from the Borrower for such taxable period and (II) make distributions to the limited partners of the Borrower (other than Holdings) to the extent that the limited partnership agreement of the Borrower, by and among VMU GP I, LLC, Bluebottle USA Holdings L.P. and Virgin Mobile USA, Inc. and the other limited partners party thereto (the “Limited Partnership Agreement”) requires that a proportionate distribution be made when a distribution described in clause (a)(I) (including upon the failure to repay a loan treated as a distribution pursuant to the parenthetical below) is made by the Borrower and (b) make distributions, and Holdings may make distributions, at the times, in the amounts and under the conditions set forth in (I) Section 4.01(a)(B) (provided that such distributions shall not exceed $5,000,000 in any fiscal year of the Borrower and shall only be made as the relevant fees and expenses are incurred) and (II) Section 4.01(b) of the Limited Partnership Agreement of the Borrower (it being understood that, notwithstanding anything to the contrary contained in the Loan Documents, the Borrower and/or Holdings may make the distributions described in clause (a)(I) in the form of loans to the applicable entity, which loans may be forgiven or converted into equity);”

6. Amendment to Section 7.10 of the Credit Agreement. Section 7.10 of the Credit Agreement is hereby amended by deleting the language contained in clause (c) therein and replacing it with the following language:

“(c) reasonably necessary to consummate a Holdings Transaction and an IPO, including, without limitation, distributions related to the tax benefits as described in Section 7.6(b) and transactions contemplated by the Limited Partnership Agreement and the Tax Receivable Agreements.”

7. Amendment to Section 8(k) of the Credit Agreement. Clause (ii) of Section 8(k) of the Credit Agreement is hereby deleted in its entirety and replaced with the following clause (ii):

“(ii) upon consummation of a Holdings Transaction, (A) any Person, excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding Capital Stock of Holdings; (B) Virgin Group Investments Ltd., a British Virgin Islands company, or any of its Affiliates, shall cease to be the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of at least 25% of the outstanding Capital Stock of Holdings; (C) Holdings shall cease to be the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly, of 100% of the general partnership interests of the Borrower, free and clear of all Liens (except Liens created by the Holdings Agreement or the Subordinated Documents); or (D) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors;”

8. IPO Company. All references to the defined term “IPO Company” in the Credit Agreement are hereby deleted, with such changes, mutatis mutandis, required thereby.

9. Consent. Notwithstanding any provision of the Credit Agreement or the other Loan Documents to the contrary, the Lenders hereby:

(i) consent to the IPO and the other transactions described in the S-1, including, without limitation, (a) the repayment by the Borrower of Sprint Spectrum’s outstanding loans under the Subordinated Revolving Facility, which repayment shall not exceed $50,000,000 in aggregate principal amount plus any accrued and unpaid interest thereon, and (b) the permanent reduction and termination of all Revolving Commitments (as defined in the Subordinated Revolving Facility) of Sprint Spectrum; provided that Virgin Entertainment Holdings, Inc., its Affiliates, or one or more other institutions (each an “Increasing Lender”) shall have agreed to provide additional Revolving Commitments such that the Total Revolving Commitments (as defined in the Subordinated Revolving Facility) shall be at least $75,000,000;

(ii) agree that, upon the termination of the Revolving Commitments of Sprint Spectrum in accordance with Section 9(i) hereof, the Borrower, Virgin Entertainment Holdings, Inc., Sprint Spectrum and each Increasing Lender may enter into an amendment, amendment and restatement or other modification of the Subordinated Revolving Facility pursuant to which (a) Sprint Spectrum shall be replaced as a party to the Loan Documents (as defined in the Subordinated Revolving Facility) by such Increasing Lenders, (b) the fees under the Subordinated Revolving Facility shall be modified and (c) such other changes may be made that are not materially adverse to the interests of the Lenders; and

(iii) consent to such other changes as necessary to give effect to the foregoing clauses of this Section 9, as determined in the reasonable discretion of the Administrative Agent.

10. Holdings Agreement. It is hereby agreed that Section 3 of the Holdings Agreement shall be amended to include only the Capital Stock of the Borrower and proceeds thereof. It is understood that Section 5.19 of the Holdings Agreement, which limits the assets of Holdings to the Capital Stock of the Borrower, shall remain in effect.

11. Virgin Mobile USA, Inc. Holding Company Status. Virgin Mobile USA, Inc. hereby acknowledges that it shall not, and shall not permit any of its Subsidiaries (other than Holdings and its Subsidiaries) to, (i) conduct, transact or otherwise engage in, or commit to conduct, transact to otherwise engage in, any business or operations other than those incidental to their ownership of the Capital Stock of the entities they own on the date of consummation of the IPO, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law and (y) obligations with respect to their Capital Stock, (iii) own, invest in, lease, manage or otherwise operate any properties or assets (excluding cash and cash equivalents) other than the ownership of shares of Capital Stock of the entities they own on the date of consummation of the IPO and (iv) fail to hold themselves out to the public as legal entities separate and distinct from all other Persons. Breach of this Section 11 shall constitute an Event of Default under the Credit Agreement.

12. Virgin Mobile USA, Inc. Net Cash Proceeds Covenant. Except as otherwise contemplated by this Amendment, if Virgin Mobile USA, Inc. shall receive net cash proceeds from (1) any sale of assets or (2) any capital contribution or issuance of Capital Stock, it shall promptly contribute, directly or indirectly, such net cash proceeds to the Borrower. Breach of this Section 12 shall constitute an Event of Default under the Credit Agreement.

13. Virgin Mobile USA, Inc. Tax Receivable Agreements and Limited Partnership Agreement Covenant. Virgin Mobile USA, Inc. hereby agrees that it shall not (i) agree to or permit any amendment, supplement or modification of any Tax Receivable Agreement or the Limited Partnership Agreement in a manner that is adverse to the Lenders or (ii) voluntarily, either directly or indirectly, take any action that would result in termination of any Tax Receivable Agreement. Breach of this Section 13 shall constitute an Event of Default under the Credit Agreement.

14. Consent Fee. Each Lender who submits its consent to the Administrative Agent and the Borrower by 12:00 Noon, New York Time, September 21, 2007 shall be paid a 25 basis points fee (the “Consent Fee”) based on the aggregate outstanding principal amount of Loans then held by such Lender, subject to the following sentence. The Consent Fee shall be paid to the qualifying Lenders on September 24, 2007, such payment contingent upon the receipt of consents from the Required Lenders and the Administrative Agent. Once paid, the Consent Fee shall not be refundable under any and all circumstances.

15. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, each of Borrower and Holdings hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof that:

(i) this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(ii) immediately prior to and after giving effect to this Amendment, no Default or Event or Default has occurred and is continuing; and

(iii) immediately prior to and after giving effect to this Amendment, each of the representations and warranties made by each of Borrower and Holdings in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

16. Effectiveness of Amendment. This Amendment shall become effective (the date on which such conditions shall have been satisfied, the “Effectiveness Date”) upon the occurrence of the following conditions:

(i) the IPO shall have been completed by February 14, 2008 (it is to be noted that the reorganization transactions contemplated in the S-1, completion of the IPO and the effectiveness of this Amendment will be deemed to be simultaneous events);

(ii) the Administrative Agent shall have received, on behalf of the Lenders, a prepayment of principal in the amount of $150,000,000 in connection with the IPO;

(iii) the Administrative Agent shall have been paid and reimbursed, pursuant to Section 10.5 of the Credit Agreement, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) due and owing in connection with the Credit Agreement and the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith;

(iv) the Administrative Agent shall have received a copy of a fully executed Holdings Agreement, executed and delivered by Holdings, in form and substance reasonably satisfactory to the Administrative Agent;

(v) the Administrative Agent shall have received any Uniform Commercial Code financing statement, in proper form for filing, registration or recordation, required by the Holdings Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to perfect the security interest the Capital Stock of the Borrower being pledged to the Collateral Agent under the Holdings Agreement;

(vi) the Administrative Agent shall have received any Uniform Commercial Code financing statement amendment and any amendments to the Security Documents, in proper form for filing, registration or recordation, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to change the name of the Borrower from Virgin Mobile USA, LLC to Virgin Mobile USA, L.P.;

(vii) the Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of each of the Borrower and Holdings are located, and such search shall reveal no liens on any of the assets of each of the Borrower and Holdings except for liens permitted by Section 7.3 of the Credit Agreement or discharged on or prior to the Effectiveness Date pursuant to documentation reasonably satisfactory to the Administrative Agent;

(viii) the Administrative Agent shall have received the legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower and its Subsidiaries, in a form reasonably satisfactory to the Administrative Agent;

(ix) the Administrative Agent shall have received (a) copies of the Tax Receivable Agreements, which shall not have changed in any material and adverse manner to the Lenders from the drafts of such agreements sent to the Administrative Agent on the date hereof, unless consented to by the Administrative Agent, and (b) a copy of the Limited Partnership Agreement of the Borrower, which shall not have changed in any material and adverse manner to the Lenders from the draft of such agreement sent to the Administrative Agent on the date hereof, unless consented to by the Administrative Agent;

(x) the Administrative Agent shall have received (a) a certificate of each of the Borrower and Holdings, dated the Effectiveness Date, substantially in the form of Exhibit F to the Credit Agreement, with appropriate insertions and attachments, including the certificate of formation of each of the Borrower and Holdings certified by the relevant authority of the jurisdiction of organization of each of the Borrower and Holdings and resolutions of the partners of each of the Borrower and Holdings and (b) a long form good standing certificate for each of the Borrower and Holdings from its jurisdiction of organization;

(xi) the Consent Fee shall have been paid in accordance with Section 14 hereto;

(xii) the Administrative Agent and the Borrower shall have received counterparts of this Amendment duly executed by the Borrower, the Administrative Agent and the Required Lenders by no later than September 21, 2007; it being understood that this Amendment and the consents set forth herein shall terminate and be of no force and effect if by September 21, 2007, the Administrative Agent and the Borrower shall not have received counterparts of this Amendment duly executed by the Borrower, the Administrative Agent and the Required Lenders; and

(xiii) the Administrative Agent and the Borrower shall have received counterparts of this Amendment duly executed by Virgin Mobile USA, Inc.

Notwithstanding anything to the contrary contained herein, (A) the amendment to the definition of “Consolidated Adjusted EBITDA” contained in Section 2(a) hereof shall be effective solely upon the conditions contained in clauses (xi) and (xii) above having been satisfied (it being understood that no other conditions shall apply) and (B) the obligation of the Borrower to pay the Consent Fee under Section 14 hereof shall be effective solely upon the condition contained in clause (xii) above having been satisfied (it being understood that no other conditions shall apply).

17. Instructions to Administrative Agent. Each Lender signatory hereto agrees that in executing and delivering this Amendment, it is directing the Administrative Agent to execute this Amendment and to take all action necessary to effectuate the intent of the Required Lenders with respect to this Amendment.

18. Continuing Effect; No Other Amendments. Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect.

19. Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

20. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile or electronic transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

21. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

VIRGIN MOBILE USA, LLC

By:
Name:
Title:

VIRGIN MOBILE USA, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

VIRGIN MOBILE USA, LLC FIRST AMENDMENT AND CONSENT DATED AS OF SEPTEMBER 21, 2007

[Name of Lender]

By:
Name:
Title: